Exhibit 16.1

November 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Magnera Corporation's (formerly Glatfelter Corporation) Form 8-K dated November 4, 2024, and have the following comments:

1.	We agree with the statements made in paragraphs three through six.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs one and two.

Yours truly,

/s/ Deloitte & Touche LLP